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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. of our report dated December 4, 1997, included in the 1997 Annual Report to Shareholders of Helmerich & Payne, Inc.

        We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-16771, 33-55239 and 333-34939) pertaining, respectively, to the Helmerich & Payne, Inc. Incentive Stock Option Plan, 1990 Stock Option Plan, and 1996 Stock Incentive Plan of our report dated December 4, 1997, with respect to the consolidated financial statements of Helmerich & Payne, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 1997.

                                                        ERNST & YOUNG LLP

Tulsa, Oklahoma
December 23, 1997